EXHIBIT 99.1

Multimedia Games, Inc. For more information contact:	PRESS RELEASE
Anthony Sanfilippo	Joseph N. Jaffoni
President and CEO	Richard Land
Multimedia Games, Inc.	Jaffoni & Collins Incorporated
512-334-7500	212-835-8500 or mgam@jcir.com

Multimedia Games names ADAM CHIBIB CHIEF FINANCIAL OFFICER

- PROVEN FINANCIAL EXECUTIVE BRINGS 18 YEARS OF EXPERIENCE TO NEW ROLE -

AUSTIN, Texas, February 2, 2009 – Gaming technology developer and distributor Multimedia Games, Inc. (NASDAQ: MGAM) (“Multimedia”) announced today that Adam D. Chibib, 42, has been named Chief Financial Officer, effective February 10, subject to required regulatory approvals.  The appointment reflects Multimedia’s strategy, effected in mid-2008, of adding significant and relevant gaming and technology industry experience to its senior management team.

Mr. Chibib brings to Multimedia Games over 18 years of financial management and technology industry experience including four tenures as a Chief Financial Officer and relevant public company experience.  In his new position, Mr. Chibib will be responsible for managing all of the Company’s financial and treasury functions including financial reporting, bank relationships and conducting internal and industry analysis to support Multimedia’s goals for growth and profitability.

Anthony Sanfilippo, President and Chief Executive Officer of Multimedia Games, commented, “Adam is an accomplished finance executive with an extensive track record of success implementing strategies that have driven revenues and cash flow growth at several technology companies.  Adam’s appointment is consistent with our strategy to position Multimedia Games with a senior management team with relevant experiences and success in the gaming and technology sectors.”

Prior to joining Multimedia Games, Mr. Chibib ran a financial consulting practice where he assisted early stage technology companies with debt and equity fund raising, business model and process improvement implementation, and merger and acquisition advisory services.  He previously served as Chief Financial Officer at NetSpend Corporation, Tippingpoint Technologies (NASDAQ:TPTI), Waveset Technologies, and BroadJump, Inc.  In each case, he was an integral member of senior management teams that consistently improved profitability.  In addition, as Controller at Tivoli Systems from February 1997 through January 1999, Mr. Chibib’s responsibilities included managing the worldwide accounting and treasury functions of a $1 billion software company.  From September 1990 through February 1997 Mr. Chibib held various positions (including senior level positions) at Coopers & Lybrand, LLP and Price Waterhouse, LLP.

Mr. Sanfilippo added, “We look forward to the benefit of Adam’s expertise, including his public company experience, as we seek to build value for shareholders through the implementation of strategic initiatives aimed at improving and optimizing results from current markets and diversifying the Company’s sources of revenue through entry into new markets.”

Adam Chibib commented on his appointment, “Joining Anthony and the senior management team at Multimedia Games at this time is an ideal fit for me as I have spent the majority of my professional career working to create value for shareholders through the implementation of growth and business optimization strategies.  Multimedia has undergone a rapid change in its approach to its existing businesses and in how it is approaching new markets.  As such, I believe the Company has tremendous opportunities to grow and diversify its revenues and the cash flow it generates from operations.  I look forward to contributing to the Company’s growth and success.”

Mr. Chibib is a graduate of the University of Texas at Austin with a Bachelor of Business Administration degree in Accounting.  He is a Certified Public Accountant.

Mr. Chibib will replace Randy Cieslewicz who tendered his resignation in early December 2008 for personal reasons and to pursue other opportunities.  Multimedia Games will file its Form 10-Q for the three-month period ended December 31, 2008, on February 9, 2009.  Mr. Sanfilippo and Mr. Cieslewicz will certify the results reported in the Company’s Form 10-Q.

Mr. Chibib will receive an option to purchase 250,000 shares of the Company’s common stock.  The option was granted pursuant to the Company’s 2008 Employment Inducement Award Plan. The option is subject to vesting and represents a significant portion of Mr. Chibib’s total compensation.

About Multimedia Games
Gaming technology developer and distributor, Multimedia Games is a creator and supplier of comprehensive systems, content and electronic gaming units for Class III and Class II Native American gaming markets, as well as for commercial casinos and charity and international bingo markets.  Multimedia Games has more than 17,000 gaming units in operation domestically and internationally installed on revenue-sharing arrangements.  The Company also supplies the central determinant system for approximately 13,000 video lottery terminals (“VLTs”) installed at racetracks in the State of New York.  Multimedia is focused on the further development of new gaming systems and products for the markets it currently serves as well as for new domestic and international market opportunities.  Additional information may be found at www.multimediagames.com.

Cautionary Language

This press release contains forward-looking statements based on Multimedia's current expectations, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words "will," "expect," “project,” “anticipate,” “continue,” “intend,” “pursue,” "believe" or the negative or other variations thereof or comparable terminology as they relate to Multimedia and its products and markets are intended to identify such forward-looking statements. These forward-looking statements include, among other things, references to future actions, new projects, strategies, future performance, outcomes of contingencies and future financial results of either Multimedia or its customers.  All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views and assumptions of Multimedia, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the risk that new management may have difficulty identifying or executing strategies to improve our operating results; the effects of local and national economic, credit and capital market conditions on the economy in general, and the gaming and tribal gaming industries in particular; changes in laws, including increased tax rates, regulations or accounting standards and future decisions of courts, regulators, and governmental bodies; and the Company’s ability to comply with restrictions contained in its credit facility.  Other important risks and uncertainties that may affect the Company's business are detailed from time to time in the "Certain Risks" and "Risk Factors" sections and elsewhere in Multimedia's filings with the Securities and Exchange Commission. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release.  Multimedia disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.